Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information included herein presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of Global Eagle Entertainment Inc. (“GEE” or the “Company”), EMC Acquisition, LLC (“EMC”), and SeaMobile, Inc. (“SeaMobile”), after giving effect to the EMC Acquisition (defined herein), the SeaMobile Acquisition (defined herein), and the adjustments described in the accompanying notes.

Description of the EMC Acquisition

On July 27, 2016 (the “Acquisition Date”), the Company completed the acquisition of all of the issued and outstanding membership interests of EMC Intermediate, LLC and its Emerging Markets Communications business (the “EMC Acquisition”) pursuant to an Interest Purchase Agreement (the “Purchase Agreement”), dated May 9, 2016, by and between the Company and EMC Acquisition Holdings, LLC (an affiliate of ABRY Partners VII, L.P.) (“Seller”). EMC is a wholly owned subsidiary of EMC Intermediate, LLC. The EMC Acquisition was treated as an asset acquisition for U.S. federal income tax purposes. As such, the assets acquired and liabilities assumed were recorded at fair value for both book and tax purposes on the Acquisition Date. However, because the acquired assets of EMC include the stock of its subsidiaries, the assets acquired and liabilities assumed of those subsidiaries were recorded at fair value for book purposes and remained at the carryover basis for tax purposes, resulting in additional deferred tax liabilities for the basis differences.

The purchase price for EMC, which is subject to customary post-closing working capital and other adjustments, consisted of the following: (i) $45.5 million in cash paid at closing, (ii) the issuance of approximately 5.5 million shares of GEE common stock to the Seller at closing, (iii) the Company’s assumption of approximately $370.8 million of EMC indebtedness, which represents the fair value of such indebtedness on the Acquisition Date, (iv) the redemption for cash of approximately $55.1 million of existing Seller preferred stock, and (v) deferred consideration of $25.0 million to be paid in cash or newly issued GEE stock (at the Company’s option) one year after the Acquisition Date. The Company also effectively settled a pre-existing relationship with MTN (defined herein), a subsidiary of EMC, as a result of the EMC Acquisition, resulting in additional consideration of $0.2 million.

GEE and EMC incurred approximately $17.5 million and $6.0 million of transaction costs, respectively. Adjustments of $2.0 million and $4.5 million related to EMC Acquisition transaction costs have been reflected in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016, respectively, as these are nonrecurring charges, which are excluded in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission (“SEC”) (“Article 11”).

Description of the SeaMobile Acquisition

On July 1, 2015, EMC completed its acquisition of 100% of the outstanding stock of SeaMobile (the “SeaMobile Acquisition”) through Scisco Parent, Inc. (a newly formed entity created for the SeaMobile Acquisition), pursuant to an Agreement and Plan of Merger (the “SeaMobile Merger Agreement”) dated April 21, 2015. SeaMobile is a global provider of satellite communications, entertainment, and networking services including private network solutions, passenger, administrative and crew telephone services, full-time dedicated data circuits, full-time administrative voice and fax services, stored value telephone access cards, and Internet café solutions. SeaMobile is the ultimate parent company of Maritime Telecommunications Network, Inc. (“MTN”) and MTN Government Services, Inc. (“MTN Government”) (collectively, the “MTN Group”). MTN Group is a global provider of communications and content services to maritime customers around the world and owns 49% of Wireless Maritime Services, LLC (“WMS”) and Santander Teleport (“Santander”).

Under the terms of the SeaMobile Merger Agreement, EMC paid the former SeaMobile shareholders $155.5 million in cash and $33.0 million in EMC equity in the form of 330,000 Class B Preferred Units of EMC Acquisition Holdings, LLC with an issue price of $100 per unit. The fair value of the Class B Preferred Units was derived using a yield analysis with the following assumptions: (i) the benchmark credit spread in respect of the Company’s term loans under its Second Lien Credit Agreement; (ii) base rate of one and two year swap rates, with the assumption that the Class B Preferred Units will be repaid upon a liquidity event in the subsequent twelve to eighteen months; and (iii) an estimated subordination premium of 4% based on the differential between the spreads on term loans under the EMC’s First Lien Credit Agreement and the term loans under the EMC’s Second Lien Credit Agreement. EMC also repaid $58.7 million of SeaMobile indebtedness, which was included in the $155.5 million of cash consideration.

In connection with the SeaMobile Acquisition, 450,000 Class B Preferred Units were initially issued by EMC to the SeaMobile shareholders. Of the 450,000 Class B Preferred Units, a total of 193,850 Class B Preferred Units were held in escrow and subject to cancellation pursuant to the SeaMobile Merger Agreement, including 120,000 Class B Preferred Units subject to cancellation under a new contract fund and 73,850 Class B Preferred Units subject to cancellation as a result of indemnification claims under the SeaMobile Merger Agreement. On February 10, 2016, the 120,000 Class B Preferred Units under the new contract fund were returned to EMC due to the non-renewal of a certain customer. The remaining 73,850 Class B Preferred Units were held in escrow prior to the close of the EMC Acquisition and were settled for cash of approximately $8.7 million in connection with the EMC Acquisition.

Basis for Historical Information

The following unaudited pro forma condensed combined balance sheet as of June 30, 2016 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the six months ended June 30, 2016 are based on historical financial statements of GEE, EMC, and SeaMobile. The historical financial information of GEE, EMC, and SeaMobile is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 combines the unaudited historical balance sheet of GEE as of June 30, 2016 and EMC’s unaudited historical balance sheet as of June 30, 2016, giving effect to the EMC Acquisition as if it had been completed on June 30, 2016. Because EMC’s acquisition of SeaMobile is already reflected in EMC’s unaudited historical consolidated balance sheet as of June 30, 2016, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the SeaMobile Acquisition.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines GEE’s audited consolidated statement of operations for the year ended December 31, 2015 with EMC’s audited consolidated statement of operations for the year ended December 31, 2015 and SeaMobile’s unaudited consolidated statement of operations for the period from January 1, 2015 to June 30, 2015. As the SeaMobile Acquisition was consummated on July 1, 2015, EMC’s audited historical consolidated statement of operations includes SeaMobile’s audited consolidated statement of operations for the period from July 1, 2015 to December 31, 2015. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 combines GEE’s unaudited consolidated statement of operations for the six months ended June 30, 2016 with EMC’s unaudited consolidated statement of operations for the six months ended June 30, 2016. The unaudited pro forma condensed combined statement of operations gives effect to the EMC Acquisition and the SeaMobile Acquisition, as if each had occurred on January 1, 2015, the beginning of the earlier period presented. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with GEE being the accounting acquirer for the EMC Acquisition and EMC being the accounting acquirer for the SeaMobile Acquisition.

Certain amounts in the historical audited and unaudited consolidated financial statements of EMC and SeaMobile have been reclassified in the unaudited pro forma condensed combined financial information to conform to GEE’s financial statement presentation.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  GEE’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in GEE’s Annual Report on Form 10-K filed with the SEC on March 17, 2016 (“Form 10-K”);

•                  the audited historical consolidated financial statements of GEE as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 and the related notes, included in GEE’s Form 10-K;

•                  the unaudited historical consolidated financial statements of GEE as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 and the related notes, included in GEE’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2016;

•                  the audited historical consolidated financial statements of EMC as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 and the related notes, filed as Exhibit 99.3 to this Current Report on Form 8-K/A;

•                  the unaudited historical consolidated financial statements of EMC as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 and the related notes, filed as Exhibit 99.4 to this Current Report on Form 8-K/A; and

•                  EMC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” filed as Exhibit 99.5 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11.  The pro forma adjustments reflecting the EMC Acquisition have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805 (“ASC 805”), Business Combinations, and reflect the preliminary estimate of fair values of assets acquired and liabilities assumed, using the assumptions set forth in the unaudited pro forma condensed combined financial information.

In connection with the preparation of the unaudited pro forma condensed combined financial information, GEE allocated the purchase price using its best estimates of fair value. The pro forma purchase price adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary estimated purchase price allocation. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the EMC Acquisition or any integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the EMC Acquisition. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the EMC Acquisition as described in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2016
(in thousands except per unit amounts)

	Historical
	As of June 30, 2016	As of June 30, 2016				As of June 30, 2016
	Global Eagle Entertainment Inc.	EMC Acquisition, LLC	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
			Note 1	Note 3
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$196,709	$7,624	$—	$(114,939)	(a)	$89,394
Restricted cash	—	7,605	(7,605)	—		—
Accounts receivable, net	88,649	25,765	—	(9)	(b)	114,168
				(237)	(c)
Inventories	18,014	14,711	—	(1,751)	(d)	30,974
Prepaid and other current assets	29,675	7,314	7,605	8,652	(e)	53,246
TOTAL CURRENT ASSETS:	333,047	63,019	—	(108,284)		287,782
Restricted cash	—	1,545	(1,545)	—		—
Content library	20,529	—	—	—		20,529
Property, plant and equipment, net	49,422	88,783	—	5,996	(f)	144,201
Equity method investments	—	64,578	—	38,086	(g)	102,664
Goodwill	93,037	101,108	—	155,447	(h)	349,592
Intangible assets, net	102,595	93,298	—	42,702	(i)	238,595
Deferred tax asset	—	4,509	(4,509)	—		—
Other non-current assets	16,831	11,081	6,054	(3,578)	(j)	30,388
TOTAL ASSETS	$615,461	$427,921	$—	$130,369		$1,173,751

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$112,514	$52,777	$(5,927)	$(290)	(b)	$190,265
				(9)	(c)
				8,652	(e)
				25,000	(k)
				(1,000)	(l)
				344	(m)
				(70)	(n)
				151	(o)
				(1,877)	(p)
Accrued legal settlements	47,157	—	—	—		47,157
Deferred revenue	6,808	5,806	—	1,454	(q)	14,068
Obligations under capital leases	—	425	(425)	—		—
Warrant liabilities	7,284	—	—	—		7,284
Notes payable and accrued interest, current	731	297	114	(87)	(r)	2,821
				2,457	(s)
				(691)	(t)
Other current liabilities	13,708	—	6,352	—		20,060
TOTAL CURRENT LIABILITIES:	188,202	59,305	114	34,034		281,655
Deferred tax liabilities, non-current	20,385	50,176	—	11,847	(j)	82,408
Deferred revenue, non-current	6,050	2,341	—	(671)	(q)	7,720
Obligations under capital leases, non-current	—	515	(515)	—		—
Notes payable and accrued interest, non-current	69,730	370,564	—	(14,461)	(r)	437,601
				12,076	(s)
				(308)	(t)
Mandatorily redeemable preferred stock	—	12,460	—	(12,460)	(u)	—
Other non-current liabilities	19,774	6,080	401	(2,272)	(n)	25,722
				1,739	(o)
TOTAL LIABILITIES	304,141	501,441	—	29,524		835,106

Redeemable preferred stock	—	41,868	—	(41,868)	(u)	—

EQUITY: / MEMBERS’ DEFICIT:
Preferred stock	—	—	—	—		—
Common stock	8	—	—	1	(v)	9
Membership units $1 par value, 100 membership units	—	—	—	—		—
Additional paid-in capital	686,998	67,231	—	40,606	(v)	729,009
				(67,231)	(w)
				1,405	(x)
Foreign tax credits receivable	—	(6,507)	—	6,507	(w)	—
Treasury stock	(30,659)	—	—	—		(30,659)
Subscriptions receivable	(541)	—	—	—		(541)
Accumulated deficit	(344,029)	(139,560)	—	(14,687)	(y)	(358,716)
				139,560	(z)
Non cash dividends	—	(35,128)	—	35,128	(w)	—
Accumulated other comprehensive loss	(457)	(1,424)	—	1,424	(w)	(457)
TOTAL STOCKHOLDERS’ EQUITY	311,320	(115,388)	—	142,713		338,645
TOTAL LIABILITIES AND EQUITY / REDEEMABLE PREFERRED STOCK AND MEMBERS’ DEFICIT	$615,461	$427,921	$—	$130,369		$1,173,751

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2015
(in thousands, except per share amounts)

	Historical		Pro Forma
	Year Ended	Year Ended	Period From January 1,				Year Ended
	December 31, 2015	December 31, 2015	2015 to June 30, 2015				December 31, 2015
	Global Eagle Entertainment Inc.	EMC Acquisition, LLC	Pro Forma SeaMobile	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
			Note 5	Note 1	Note 4
Revenue	$426,030	$146,089	$60,470	$—	$(1,037)	(a)	$631,552

Operating expenses:
Cost of sales	279,156	75,906	31,180	17,182	(707)	(a)	401,469
					(1,248)	(b)
Sales and marketing expenses	17,705	—	—	13	(1)	(b)	17,717
Product development	28,610	—	1,956	—	—		30,566
General and administrative	81,965	61,484	24,719	(1,146)	(204)	(b)	164,732
					(3,136)	(c)
					(151)	(d)
					1,201	(e)
Amortization of intangible assets	26,994	37,365	—	(17,514)	(4,515)	(f)	42,330
Restructuring charges	411	—	867	2,319	—		3,597
Total operating expenses	434,841	174,755	58,722	854	(8,761)		660,411
(Loss) income from operations	(8,811)	(28,666)	1,748	(854)	7,724		(28,859)
Other income (expense):
Interest (expense) income, net	(2,492)	(30,504)	9	—	(2,182)	(g)	(35,169)
Equity in earnings of Wireless Maritime Services	—	8,043	7,593	—	—		15,636
Equity in earnings of other joint ventures	—	33	34	—	—		67
Change in fair value of derivatives	11,938	—	—	—	—		11,938
Other expense, net	(1,140)	(576)	20	854	—		(842)
(Loss) income before income taxes	(505)	(51,670)	9,404	—	5,542		(37,229)
Income tax expense (benefit)	1,621	978	(2,045)	—	—	(h)	554
Net (loss) income	$(2,126)	$(52,648)	$11,449	$—	$5,542		$(37,783)

Net loss per share - basic	$(0.03)						$(0.46	)(i)
Net loss per share - diluted	$(0.18)						$(0.59	)(i)

Weighted average common shares - basic	77,558						83,025
Weighted average common shares - diluted	78,394						83,861

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2016
(in thousands, except per share amounts)

	Historical
	Six Months Ended	Six Months Ended				Six Months Ended
	June 30, 2016	June 30, 2016				June 30, 2016
	Global Eagle Entertainment Inc.	EMC Acquisition, LLC	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
			Note 1	Note 4
Revenue	$226,082	$91,743	$—	$(967)	(a)	$316,858

Operating expenses:
Cost of sales	151,854	51,450	12,794	(853)	(a)	210,865
				(4,380)	(b)
Sales and marketing expenses	11,163	—	11	(5)	(b)	11,169
Product development	17,162	—	—	—		17,162
General and administrative	37,667	35,556	573	(1,071)	(b)	68,712
				(4,539)	(c)
				(75)	(d)
				601	(e)
Provision for legal settlements	40,143	—	—	—		40,143
Amortization of intangible assets	14,889	22,076	(13,487)	(921)	(f)	22,557
Restructuring charges	—	—	124	—		124
Total operating expenses	272,878	109,082	15	(11,243)		370,732
(Loss) income from operations	(46,796)	(17,339)	(15)	10,276		(53,874)
Other income (expense):
Interest (expense) income, net	(1,417)	(19,479)	—	3,389	(g)	(17,507)
Equity in earnings of Wireless Maritime Services	—	8,301	—	—		8,301
Equity in earnings of other joint ventures	—	150	—	—		150
Change in fair value of derivatives	16,791	—	—	—		16,791
Other expense, net	(5,254)	(24)	15	—		(5,263)
(Loss) income before income taxes	(36,676)	(28,391)	—	13,665		(51,402)
Income tax expense (benefit)	3,896	5,006	—	—	(h)	8,902
Net (loss) income	$(40,572)	$(33,397)	$—	$13,665		$(60,304)

Net loss per share - basic	$(0.52)					$(0.72	)(i)
Net loss per common share - diluted	$(0.52)					$(0.72	)(i)

Weighted average common shares - basic	78,385					83,852
Weighted average common shares - diluted	78,385					83,852

1.             Basis of Presentation

The historical financial information presented herein has been adjusted to give pro forma effect to events that are (i) directly attributable to the EMC Acquisition and SeaMobile Acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the GEE’s results. As the SeaMobile Acquisition was consummated on July 1, 2015 and the purchase accounting adjustments have been finalized, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the SeaMobile Acquisition. However, the pro forma balance sheet adjustments for the EMC Acquisition are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the EMC Acquisition and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the Acquisition Date and could result in a significant change to the unaudited pro forma condensed combined financial information, including goodwill.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805 and uses the fair value concepts defined in ASC Topic 820 (“ASC 820”), Fair Value Measurement. The unaudited pro forma condensed combined financial information is based on the audited and unaudited historical consolidated financial statements of GEE, EMC, and SeaMobile. Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the purchase consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of purchase consideration for the EMC Acquisition depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of EMC existing at the Acquisition Date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the EMC Acquisition, the costs to integrate the operations of GEE and EMC, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in GEE’s audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, 2014 and 2013 and unaudited condensed consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015. Management has determined that no significant adjustments are necessary to conform EMC’s financial statements to GEE’s accounting policies in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassifications have been reflected in the pro forma adjustments to conform EMC’s presentation to GEE’s in the unaudited pro forma condensed combined balance sheet and statements of operations, as follows (dollars in thousands):

Balance Sheet as of June 30, 2016

	Before Reclassification	Reclassification		After Reclassification
Restricted cash	$7,605	$(7,605)	(i)	$—
Prepaid and other current assets	7,314	7,605	(i)	14,919
Restricted cash, non-current	1,545	(1,545)	(i)	—
Deferred tax asset	4,509	(4,509)	(ii)	—
Other non-current assets	11,081	6,054	(i),(ii)	17,135
Accounts payable and accrued liabilities	52,777	(5,927)	(iii), (iv)	46,850
Obligations under capital leases	425	(425)	(iii)	—
Notes payable and accrued interest, current	297	114	(v)	411
Other current liabilities	—	6,352	(iv)	6,352
Obligations under capital leases, non-current	515	(515)	(vi)	—
Other non-current liabilities	$6,080	$401	(v), (vi)	$6,481

(i)                                Represents the reclassification of current and non-current “Restricted cash” to “Prepaid and other current assets” and “Other non-current assets”, respectively.

(ii)                             Represents the reclassification of “Deferred tax asset” to “Other non-current assets”.

(iii)                          Represents the reclassification of “Obligations under capital leases” to “Accounts payable and accrued liabilities”.

(iv)                         Represents the reclassification of taxes payable from “Accounts payable and accrued liabilities” to “Other current liabilities”.

(v)                            Represents the reclassification of accrued interest from “Other non-current liabilities” to “Current maturities of long-term debt”.

(vi)                         Represents the reclassification of “Obligations under capital leases, non-current” to “Other non-current liabilities”.

Statement of Operations for the year ended December 31, 2015

	Before Reclassification	Reclassification		After Reclassification
Cost of sales	$75,906	$17,182	(vii), (viii)	$93,088
Sales and marketing expenses	—	13	(viii)	13
General and administrative	61,484	(1,146)	(vii), (viii), (ix), (x)	60,338
Amortization of intangible assets	37,365	(17,514)	(viii)	19,851
Restructuring charges	—	2,319	(x)	2,319
Other expense, net	$(576)	$854	(ix)	$278

Statement of Operations for the six months ended June 30, 2016

	Before Reclassification	Reclassification		After Reclassification
Cost of sales	$51,450	$12,794	(vii), (viii)	$64,244
Sales and marketing expenses	—	11	(viii)	11
General and administrative	35,556	573	(vii), (viii), (ix), (x)	36,129
Amortization of intangible assets	22,076	(13,487)	(viii)	8,589
Restructuring charges	—	124	(x)	124
Other expense, net	$(24)	$15	(ix)	$(9)

(vii)       Represents the reclassification of sales commission from “General and administrative” to “Cost of sales”.

(viii)      Represents the reclassification of depreciation from “Amortization of intangible assets” to “Cost of sales”, “Sales and marketing expenses”, and “General and administrative”.

(ix)        Represents the reclassification of gain or loss on sale of assets from “General and administrative expense” to “Other expense, net”.

(x)         Represents the reclassification of restructuring costs from “General and administrative” to “Restructuring charges”.

These reclassifications have no effect on previously reported total assets, total liabilities, total members’ deficit, or net loss of EMC. The unaudited pro forma condensed combined financial statements may not reflect all the adjustments necessary to conform the accounting policies of EMC to those of GEE as the Company is still in the process of conforming the accounting policies of EMC to those of GEE as of the date of this Current Report on Form 8-K/A.

2.             Calculation of Purchase Consideration

The fair value of consideration transferred includes cash consideration, the fair value of GEE common stock issued, the deferred consideration due to the Seller, and the settlement of pre-existing relationships on the Acquisition Date. The calculation of the purchase consideration is as follows (dollars in thousands):

Fair value of shares of common stock issued to Seller (1)	$40,607
Cash consideration paid to Seller (2)	45,527
Cash consideration paid to EMC preferred unitholders (3)	55,131
Deferred consideration payable to Seller (4)	25,000
Settlement of pre-existing relationship (5)	228
Estimated consideration transferred	$166,493

(1)   Represents the fair value of approximately 5.5 million shares of GEE common stock issued to the Seller under the Purchase Agreement as a component of consideration.

(2)   Represents the total cash consideration paid to Seller as part of the EMC Acquisition. The cash consideration includes: 1) the minimum cash payment of $30.0 million, 2) the change of control restructuring bonus plan payout of $4.5 million, 3) a payment of $1.0 million that was due in November 2016 related to the acquisition of GIS by EMC, 4) Seller’s transaction expenses of $5.8 million, which includes expenses incurred by the Seller to sell EMC, 5) the indemnity escrow amount of approximately $2.7 million, and 6) the adjustment escrow amount of $1.5 million. The change of control restructuring bonus plan allowed a group of employees to be eligible for bonuses if they achieved certain metrics under certain EMC bonus plans and if there was a change in control. As a result of the EMC Acquisition, this amount was paid by GEE to EMC, which was then paid to the employees. As the payment was made concurrently with the EMC Acquisition, the cash paid for these bonuses was included in the consideration and not assumed as a liability.

(3)   Represents the amount due to the Seller’s preferred shareholders as of Acquisition Date, which was paid in cash in connection with the EMC Acquisition. The outstanding preferred units were those issued on July 1, 2015 in connection with the acquisition of SeaMobile by EMC and those issued on December 12, 2012 in connection with the acquisition of EMC by ABRY Partners VII L.P.

(4)   Represents the $25.0 million deferred consideration amount, a component of consideration under the Purchase Agreement.

(5)   Prior to the Acquisition Date, GEE had a pre-existing relationship with EMC, primarily related to GEE selling TV content to EMC for the MTNTV product offered to the cruise ship, energy and commercial shipping industries. This pre-existing relationship was effectively settled as a result of the EMC Acquisition.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of EMC are recorded at the Acquisition Date fair values and added to those of GEE. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of the Acquisition Date and have been prepared to illustrate the estimated effect of the EMC Acquisition. The purchase price allocation is dependent upon certain analyses and valuations that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of EMC based on EMC’s June 30, 2016 balance sheet, with the excess recorded as goodwill (dollars in thousands):

Cash and cash equivalents	$7,624
Accounts receivable	25,756
Inventories	12,960
Prepaid and other current assets	23,571
Property, plant and equipment	94,779
Equity method investments	102,664
Intangible assets	136,000
Other non-current assets	13,557
Total assets	$416,911

Accounts payable and accrued liabilities	$52,760
Deferred revenue	7,260
Notes payable and accrued interest, current	2,781
Other current liabilities	6,352
Deferred tax liabilities, non-current	62,023
Deferred revenue, non-current	1,670
Notes payable and accrued interest, current	368,179
Other non-current liabilities	5,948
Total liabilities	$506,973

Net liabilities assumed (a)	$(90,062)

Estimated purchase consideration (b)	166,493

Estimated goodwill (b) - (a)	$256,555

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Some of the goodwill recognized in the EMC Acquisition is deductible for U.S. income tax purposes.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Fair Value	Useful Life (in years)
Completed Technology	$21,800	6
Customer Relationships	20,200	19
Favorable Vendor Agreements	91,800	9
Trademarks	2,200	5
Total Value of Intangible Assets	$136,000

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary valuation. In addition, the amortization periods assigned to the intangible assets will ultimately be based upon the respective periods in which the associated economic benefits or detriments are expected to be derived. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned and amortization methodology used, in each case, for each identifiable intangible asset.

The deferred tax liabilities above represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established based on the statutory tax rate in the jurisdictions where income is generated. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including the geographical mix of income, among other factors. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

The final determination of the purchase price allocation will be based on EMC’s net assets acquired as of the Acquisition Date and will depend on a number of factors, which cannot be predicted with certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

3.             Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)   Represents the use of anticipated existing GEE and EMC cash balances to fund a portion of the consideration, as described in Note 2, EMC transaction costs, GEE transaction costs, and the repayment and termination of GEE’s existing Citibank term loans concurrent with the closing of the EMC Acquisition (dollars in thousands):

Cash consideration to be paid to Seller and EMC preferred unit holders	$(94,884)
EMC transaction costs paid	(5,774)
GEE transaction costs paid	(13,096)
Repayment of Citibank term loans and related legal fees	(1,185)
Total adjustment to cash and cash equivalents	$(114,939)

(b)   Reflects the elimination of the carrying value of accounts receivables and accounts payables and accrued liabilities recorded by EMC as effective settlement of the pre-existing relationship between MTN and GEE as a result of the EMC Acquisition.

(c)   Reflects the elimination of the carrying value of accounts receivables and accounts payables and accrued liabilities recorded by GEE as effective settlement of the pre-existing relationship between GEE and MTN as a result of the EMC Acquisition.

(d)   Represents the estimated adjustment to step down EMC inventory to a fair value of approximately $13.0 million, a decrease of approximately $1.8 million from the carrying value. The fair value estimate is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining selling costs and a normal profit margin on those selling efforts. After the EMC Acquisition, the step down in inventory fair value of approximately $1.8 million will decrease cost of sales as the inventory is sold over approximately two months. This decrease is not reflected in the unaudited pro forma condensed combined statement of operations as it does not have a continuing impact.

(e)   Reflects the recognition of restricted cash in prepaid and other current assets and accrued liabilities for cash held in escrow for indemnification claims in connection with the SeaMobile Acquisition. As described above, 73,850 Class B Preferred Units were held in escrow prior to the EMC Acquisition. The Class B Preferred Units were settled for $8.7 million in cash in connection with the EMC Acquisition, which was included in the calculation of consideration transferred. However, as this amount is subject to the escrow provisions of the SeaMobile Merger Agreement, the $8.7 million has been reflected as an increase in restricted cash and an increase in accrued liabilities.

(f)           Represents the estimated adjustment to step up EMC’s property, plant and equipment (“PP&E”) to a fair value of approximately $94.8 million, an increase of approximately $6.0 million from the carrying value. The fair value estimate is preliminary and subject to change.

(g)          Represents the estimated adjustment to step up EMC’s investment in WMS, a joint venture in which EMC owns 49% accounted for under the equity method, to a fair value of approximately $101.5 million, an increase of approximately $38.1 million from the carrying value. The fair value estimate is preliminary and subject to change.

(h)         Reflects the elimination of historical EMC goodwill and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the EMC Acquisition (dollars in thousands):

To eliminate the historical goodwill of EMC	$(101,108)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the EMC Acquisition	256,555
Total adjustment to Goodwill	$155,447

(i)             Reflects the elimination of historical EMC intangible assets of $93.3 million and the recognition of the estimated fair value of intangible assets of $136.0 million in connection with the EMC Acquisition. Refer to Note 2 for a summary of the intangible assets acquired.

(j)            Reflects the reclassification of deferred tax assets to offset deferred tax liabilities in the same jurisdiction and the adjustment to deferred tax liabilities resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed. The estimate of deferred taxes was determined based on the excess of the fair values of the acquired assets and liabilities over the tax basis of the assets acquired and liabilities assumed. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including geographical mix of income, among other factors.

Adjustments to non-current deferred tax asset (dollars in thousands):

To reclassify EMC’s deferred tax assets to deferred tax liabilities	$(3,578)
Total adjustment to non-current deferred tax asset	$(3,578)

Adjustments to non-current deferred tax liabilities (dollars in thousands):

To reclassify EMC’s deferred tax assets to deferred tax liabilities	$(3,578)
To record incremental deferred tax liability reflecting inside basis differential at MTN	15,425
Total adjustment to non-current deferred tax liability	$11,847

(k)         Reflects the recognition of deferred consideration payable of $25.0 million to the Seller on the first anniversary of the Acquisition Date. Refer to Note 2 for details on the components of the purchase consideration.

(l)             Reflects the repayment of deferred consideration of $1.0 million in connection with the acquisition of General Industry Systems AS and GIS Wavelink Pte Ltd (collectively, the “GIS Group”).

(m)     Reflects the recognition of payroll taxes associated to a change in control bonus entered into in connection with the SeaMobile Acquisition.

(n)         Reflects the elimination of deferred rent liabilities of $2.4 million ($0.1 million in current and $2.3 million in non-current) on EMC’s historical balance sheet as a purchase accounting adjustment.

(o)         Represents the estimated fair value adjustment of $1.9 million ($0.2 million in current and $1.7 million in non-current) of EMC’s unfavorable leasehold interest liabilities. The fair value estimate is preliminary and subject to change.

(p)         Reflects the repayment of $1.9 million of Seller’s transaction costs incurred in connection with the sale of EMC.

(q)         Reflects the fair value adjustment of EMC’s current and non-current deferred revenue liabilities of $0.8 million (a step up of $1.5 million in current offset by a step down of $0.7 million in non-current) as a purchase accounting adjustment. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations.

(r)            Represents the estimated adjustment to step down EMC debt to a fair value of approximately $370.8 million, a decrease of approximately $14.6 million from the carrying value ($0.1 million in current and $14.5 million in non-current). The fair value estimate is preliminary and subject to change.

(s)           Reflects the elimination of capitalized debt issuance costs of $14.6 million ($2.5 million in Notes payable and accrued interest, current and $12.1 million in Notes payable and accrued interest, non-current) on EMC’s historical balance sheet as a purchase accounting adjustment.

(t)            Reflects the payoff of the Citibank term loan by GEE in connection with the EMC Acquisition, net of the write off of debt issuance costs (dollars in thousands):

Repayment of the Citibank term loan	$(800)
Write off of current portion of debt issuance costs in connection with the repayment of the Citibank term loan	109
Total reduction in Notes payable and accrued interest, current	$(691)

Repayment of the Citibank term loan	$(363)
Write off of non-current portion of debt issuance costs in connection with the repayment of the Citibank term loan	55
Total reduction in Notes payable and accrued interest, non-current	$(308)

(u)         Reflects the elimination of EMC’s mandatorily redeemable preferred stock and redeemable preferred stock that were settled on the Acquisition Date as part of the EMC Acquisition as described in Note 2.

(v)         Reflects the issuance of 5.5 million shares of GEE common stock to Seller in connection with the EMC Acquisition, as described in Note 2.

(w)       Reflects the elimination of EMC historical foreign tax credits receivable, non cash dividends, additional paid-in capital, and accumulated other comprehensive loss.

(x)         Reflects the issuance of 0.2 million unrestricted stock grants awarded to a former EMC executive (and now GEE executive) in connection with the EMC Acquisition. The associated stock-based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.

(y)         Reflects adjustment to GEE’s accumulated deficit to record GEE transaction costs, legal fees paid and debt issuance costs written off in connection with the repayment of the Citibank term loan and the recognition of unrestricted stock granted to a former EMC executive (and now GEE executive). The transaction costs primarily consist of investment banking, legal, and accounting fees. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the EMC Acquisition (dollars in thousands):

To record GEE estimated transaction costs	$(13,096)
To record legal fees paid for Citibank term loan	(22)
To record the write off of GEE debt issuance costs	(164)
To record stock compensation expense for unrestricted stock grants	(1,405)
Total adjustment to GEE historical accumulated deficit	$(14,687)

(z)          Reflects adjustment to EMC’s historical accumulated deficit after recording transaction costs incurred by EMC. Transaction costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the EMC Acquisition (dollars in thousands):

To record EMC estimated transaction costs	$(3,897)
To eliminate EMC accumulated deficit after adjustments	143,457
Total adjustment to EMC historical accumulated deficit	$139,560

4.                                      Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)         Represents an adjustment to eliminate revenues and cost of sales related to the pre-existing relationship between GEE and MTN, a subsidiary of EMC (dollars in thousands):

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
To eliminate sales to EMC by GEE	$(945)	$(1,037)
To eliminate sales to GEE by EMC	(22)	—
Total adjustment to revenue	$(967)	$(1,037)

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
To eliminate cost of sales related to sales to EMC by GEE	$(22)	$(54)
To eliminate cost of sales related to sales to GEE by EMC	(831)	(653)
Total adjustment to cost of sales	$(853)	$(707)

(b)         Represents an adjustment to eliminate historical depreciation expense and recognition of new depreciation expense based on the fair value of PP&E. The depreciation of PP&E is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among costs of sales, sales and marketing and general and administrative expenses based upon the nature of activities associated with the property, plant and equipment acquired (dollars in thousands):

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Fiscal Year Ended December 31, 2015
To eliminate historical depreciation related to PP&E	$(11,280)	$(15,047)
To record new depreciation expense related to the fair value adjustments of PP&E	6,900	13,799
Total adjustment to cost of sales	$(4,380)	$(1,248)

To eliminate historical depreciation related to PP&E	(11)	$(13)
To record new depreciation expense related to the fair value adjustments of PP&E	6	12
Total adjustment to sales and marketing expenses	$(5)	$(1)

To eliminate historical depreciation related to PP&E	(2,196)	$(2,454)
To record new depreciation expense related to the fair value adjustments of PP&E	1,125	2,250
Total adjustment to general and administrative expenses	$(1,071)	$(204)

(c)          To reverse transaction costs incurred by EMC for the EMC Acquisition and the SeaMobile Acquisition and transaction costs incurred by GEE related to the EMC Acquisition during the year ended December 31, 2015 and six months ended June 30, 2016, which were recorded in general and administrative expenses (dollars in thousands):

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
To eliminate GEE’s incurred transaction costs related to the EMC Acquisition	$(2,598)	$(1,785)
To eliminate EMC’s incurred transaction costs related to the EMC Acquisition	(1,941)	(198)
To eliminate EMC’s incurred transaction costs related to the SeaMobile Acquisition	—	(1,153)
Total adjustment to general and administrative expenses	$(4,539)	$(3,136)

(d)         Represents an adjustment to record the amortization of net unfavorable leasehold interest liabilities. The fair value estimate is preliminary and subject to change. The amortization of net unfavorable leasehold interest liabilities is based on the remaining lease term for each favorable or unfavorable leasehold interest.

(e)          Represents an adjustment to record stock compensation expense related to the restricted stock units and stock options grants awarded to a former EMC executive (and now GEE executive) in connection with the EMC Acquisition and his continuing employment.

(f)           Represents an adjustment to eliminate historical amortization expense and record amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the respective intangible assets are expected to be realized. Refer to Note 2 for a summary of the intangible assets acquired.

The adjustment for the amortization of the identifiable intangible assets is as follows (dollars in thousands):

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
To eliminate historical amortization related to intangible assets	$(8,589)	$(19,851)
To record new amortization expense related to the fair value adjustments of intangible assets	7,668	15,336
Total adjustment to amortization of intangible assets	$(921)	$(4,515)

(g)          To reverse historical interest expense and amortization of debt issuance costs as they are written off in purchase accounting, to eliminate the interest expense on GEE’s prior Citibank term loan repaid in connection with the EMC Acquisition, and to record incremental interest expense associated with assumed EMC debt (dollars in thousands):

	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
To eliminate historical interest expense	$19,432	$30,384
To write off interest expense related to the Citibank Loan	71	150
To record new interest expense	(16,114)	(32,716)
Total adjustment to interest expense	$3,389	$(2,182)

A sensitivity analysis on interest expense for the year ended December 31, 2015 and the six months ended June 30, 2016 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the assumed debt. Stated interest rates related to the debt financing are as follows:

Stated Interest Rate
First Lien Term Loan	LIBOR + 5.75%
Second Lien Term Loan	LIBOR + 9.63%
First Lien Revolving Loan	LIBOR + 5.25%
Unused Commitment Fees	0.50%

The following table shows the change in interest expense for the debt financing:

Change in interest expense assuming	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
An increase of 0.125%	$271	$545
A decrease of 0.125%	(271)	(544)

(h)         No income tax effect has been provided for the pro forma adjustments as it is anticipated that taxable income generated by EMC will be offset by taxable losses of GEE. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income, among other factors.

(i)             Represents the net loss per share calculated using the historical weighted average GEE common stock and the issuance of additional GEE common stock in connection with the EMC Acquisition, as described in Note 2, assuming the shares were outstanding since January 1, 2015 (in thousands, except per share amounts):

Pro Forma Basic Loss Per Share	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
Numerator:
Pro forma net loss	$(60,304)	$(37,783)

Denominator:
Historical GEE basic weighted average shares outstanding	78,385	77,558
Issued common as consideration for EMC Membership Units	5,467	5,467
	83,852	83,025

Pro Forma Basic Loss Per Share	$(0.72)	$(0.46)

Pro Forma Diluted Loss Per Share	Pro Forma Six Months Ended June 30, 2016	Pro Forma Year Ended December 31, 2015
Numerator:
Pro forma net loss	$(60,304)	$(37,783)
Less: adjustment for change in fair value on warrants liability for diluted EPS after assumed exercise of warrants liability	—	(11,938)
	$(60,304)	$(49,721)
Denominator:
Historical GEE diluted weighted average shares outstanding	78,385	78,394
Issued common as consideration for EMC Membership Units	5,467	5,467
	83,852	83,861

Pro Forma Diluted Loss Per Share	$(0.72)	$(0.59)

5.             Acquisition of SeaMobile

As described in the section discussing the SeaMobile Acquisition above, EMC acquired SeaMobile on July 1, 2015. The following tables discuss the pro forma adjustments of the SeaMobile Acquisition (dollars in thousands):

	Historical				Pro Forma
	Period From January 1, 2015 to June 30, 2015	Reclassifications	Pro Forma		Period From January 1, 2015 to June 30, 2015
	SeaMobile, Inc.	Adjustments	Adjustments		SeaMobile, Inc.
Revenue	$60,524	$—	$(54)	(a)	$60,470

Operating expenses:
Cost of sales	31,095	4,466	(3,849)	(b)	31,180
			(532)	(a)
Sales and marketing expenses	—	9	(9)	(b)	—
Product development	—	1,956	—		1,956
General and administrative	26,675	6,413	(1,413)	(b)	24,719
			(6,956)	(c)
Amortization of intangible assets	5,280	(5,271)	(9)	(d)	—
Impairment of inventories and long lived assets	617	(617)	—		—
Restructuring charges	867	—	—		867
Total operating expenses	64,534	6,956	(12,768)		58,722
(Loss) income from operations	(4,010)	(6,956)	12,714		1,748
Other income (expense):
Interest (expense) income, net	(4,010)	—	4,019	(e)	9
Acquisition related expenses	(6,956)	6,956	—		—
Equity in earnings of Wireless Maritime Services	7,593	—	—		7,593
Equity in earnings of other joint ventures	34	—	—		34
Other income (expense), net	20	—	—		20
(Loss) income before income taxes	(7,329)	—	16,733		9,404
Income tax benefit	(2,045)	—	—	(f)	(2,045)
Net (loss) income	$(5,284)	$—	$16,733		$11,449

The following adjustments were made to the unaudited pro forma condensed combined statement of operations for SeaMobile for the period from January 1, 2015 to June 30, 2015. The results of operations of SeaMobile from July 1, 2015 through and including December 31, 2015 are already reflected in EMC’s audited historical consolidated statement of operations for the year ended December 31, 2015. Certain historical financial information of SeaMobile has been reclassified to conform to the GEE’s presentation of historical financial information (dollars in thousands):

	Before Reclassification	Reclassification		After Reclassification
Cost of sales	$31,095	$4,466	(i),(iv)	$35,561
Sales and marketing expenses	—	9	(i)	9
Product development	—	1,956	(ii)	1,956
General and administrative	26,675	6,413	(i),(ii),(iii)	33,088
Amortization of intangible assets	5,280	(5,271)	(i)	9
Impairment of inventories and long lived assets	617	(617)	(iv)	—
Acquisition related expenses	$(6,956)	$6,956	(iii)	$—

(i)             Represents the reclassification of depreciation from “Amortization of intangible assets” to “Cost of sales”, “Sales and marketing expenses”, and “General and administrative”.

(ii)          Represents the reclassification of research and development expenses from “General and administrative” to “Product development”.

(iii)       Represents the reclassification of acquisition related expenses from “Acquisition related expense” to “General and administrative”.

(iv)      Represents the reclassification of impairment of inventories and long lived assets from “Impairment of inventories and long lived assets” to “Cost of sales”.

The pro forma adjustments reflect the elimination of historical expenses. The related impact to the unaudited pro forma condensed combined statement of operations as a result of the fair value adjustments of SeaMobile assets and liabilities as a result of the EMC Acquisition have been included in the discussion of pro forma adjustments in Notes 3 and 4 above.

(a)               Represents an adjustment to eliminate revenues and cost of sales related to the pre-existing relationship between GEE and MTN, a subsidiary of SeaMobile.

(b)               Represents an adjustment to eliminate historical depreciation expense related to PP&E for the period from January 1, 2015 to June 30, 2015.

(c)                To reverse $7.0 million of transaction costs incurred by SeaMobile for the period from January 1, 2015 to June 30, 2015, respectively, which were recorded in general and administrative expenses.

(d)               Represents an adjustment to eliminate historical amortization expense related to identifiable intangible assets for the period from January 1, 2015 to June 30, 2015.

(e)                Represents an adjustment to eliminate historical interest expense of $4.0 million for the period from January 1, 2015 to June 30, 2015.

(f)                 No income tax effect has been provided for the pro forma adjustments to (loss) income before income taxes, as it is anticipated that taxable income generated by SeaMobile will be offset by taxable losses of GEE. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income, among other factors.